Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President – Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
TUESDAY, JUNE 27, 2006
CLARCOR DECLARES REGULAR QUARTERLY DIVIDEND
Franklin, Tennessee, June 27, 2006 – The CLARCOR Inc. (NYSE:CLC) Board of Directors at the June 23, 2006 board meeting declared a regular quarterly dividend of $0.0675 per share. The dividend is payable July 28, 2006 to shareholders of record July 14, 2006.
     CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.